Exhibit 3.47
“NOVELIS LUXEMBOURG S.A.”
FORMERLY “PECHINEY EUROFOIL Luxembourg S.A.”
Société Anonyme
Public Company Limited by Shares
Luxembourg
Luxembourg Commercial Register B 19.358
CONSOLIDATED AND UPDATED BYLAWS dated November 16, 2005
of the société anonyme “NOVELIS LUXEMBOURG S.A.,” with head office at L-3401 Dudelange, Riedgen Industrial Zone, registered with the Commercial register in Luxembourg, section B, under number B 19358, formed pursuant to instrument executed in the presence of notary Tom Metzler, then of residence in Dudelange, dated April 29, 1982, published in Memorial C, number 181 of July 28, 1982, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated August 20, 1982, published in Memorial C, number 45 of February 19, 1983, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated February 18, 1983, published in Memorial C, number 88 of March 30, 1983, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated March 30, 1983, published in Memorial C, number 130 of May 20, 1983, amended pursuant to instrument executed in the presence of notary Joseph Elvinger, of residence in Dudelange, dated December 31, 1984, published in Memorial C, number 54 of February 22, 1985, amended pursuant to instrument executed in the presence of notary Joseph Elvinger, aforementioned, dated December 27, 1985, published in Memorial C, number 90 of April 12, 1986, amended pursuant to instrument executed in the presence of notary Tom Metzler, of residence in Luxembourg-Bonnevoie, dated April 23, 1987, published in Memorial C, number 224 of August 13, 1987, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated August 7, 1987, published in Memorial C, number 338 of November 23, 1987, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated March 30, 1988, published in Memorial C, number 171 of June 22, 1988, amended pursuant to instrument executed in the presence of notary Tom Metzler, aforementioned, dated February 1, 1989, published in Memorial C, number 158 of June 8, 1989, amended pursuant to instrument executed in the presence of the undersigned notary dated March 30, 1989, published in Memorial C, number 222 of August 16, 1989, amended pursuant to instrument executed in the presence of the undersigned notary dated September 16, 1991, published in Memorial C, number 416 of November 4, 1991, amended pursuant to instrument executed in the presence of the undersigned notary dated June 20, 1994, published in Memorial C, number 441 of November 8, 1994, amended pursuant to instrument executed in the presence of the undersigned notary dated February 10, 1995, published in Memorial C, number 279 of June 20, 1995, amended pursuant to instrument executed in the presence of the undersigned notary dated August 24, 1998, published in Memorial C, number 842 of November 19, 1998, amended pursuant to instrument executed in the presence of notary Andre Schwachtgen, of residence in Luxembourg City, dated December 30, 1999, published in Memorial C, number 287 of April 17, 2000, amended pursuant to instrument executed in the presence of Attorney Alex WEBER, the undersigned notary on March 26, 2001, published in Memorial C, number 951 of November 2, 2001, amended pursuant to instrument executed in the presence of Attorney Alex WEBER, dated June 15, 2001, published in Memorial C, number 1208 of December 21, 2001. Amended pursuant to instrument executed in the presence of Attorney Joseph Elvinger, dated December 31, 2004, published in Memorial C, number 461 of May 18, 2005 Amended pursuant to instrument executed in the presence of Attorney Joseph Elvinger, dated November 16, 2005 in process of publication
Art. 1. A company under Luxembourg law is hereby incorporated as a “sociètè anonyme” with the following name: “Novelis Luxembourg S.A.”.
Art. 2. The Company has its Head Office in the City of Dudelange, Grand Duchy of Luxembourg.
The Head Office may be transferred to any other place within the Grand Duchy of Luxembourg by a decision of the Board of Directors. The Board of Directors shall also have the right to set up offices, administrative centers, agencies and branches wherever it shall see fit, either within or outside the Grand Duchy of Luxembourg.
Should any political, economic or social events of an exceptional nature occur or threaten to occur, which are likely to affect the normal functioning of the Head Office or the communications with abroad, the head Office may be provisionally transferred abroad until such time as circumstances have completely returned to normal.
     Such decision shall not affect the Company’s nationality. The declaration as to the transfer abroad of the Head Office will be made and brought to the attention of third parties by the competent organ of the Company best placed to do so in the circumstances.
     The general meeting of the shareholders is the final judge, even a posteriori, as to whether the above mentioned events may have constituted a case of force majeure.
Art. 3. The object of the Company is to purchase, manufacture, market, sell and/or trade aluminium products, associated products, raw materials, technology, know-how and associated equipment.
     The Company may take any participating interest in any commercial or industrial enterprise. It may acquire and exploit any patent, licence, trademark or technical and industrial know-how. It may generally undertake any operation which is directly or indirectly linked to its corporate object or useful in connection therewith.
Art. 4. The company is established for an unlimited period.
Art. 5. The registered capital is fixed at 82.085.198,35.- EUR (eighty two million eighty five thousand one hundred ninety eight euros thirty five cents) represented by 66.026 (sixty six thousand twenty six) shares without a nominal value.
Art. 6. The shares are all registered.
A register of the shares will be kept at the Head Office, where it will be available for inspection by any shareholder. This register will contain all the information required by Article thirty nine of the law of 10th August 1915, concerning Trading Companies.
     Title to the shares will be established by an inscription to be inserted in the above register.
     Certificates of these inscriptions will be taken from a counterfoil register and signed by two directors.
Art. 7. The Company will recognize only one holder of each share; when any share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that share until one person has been appointed sole holder in relation to the Company; the same rule shall apply in case of conflict between an usufructuary and a bare owner, or between or pledger and a pledgee.
Art. 8. The share capital may be increased in one or several stages by decision of the General Meeting and the effecting of any such increase may be entrusted to the Board of Directors.

Art. 9. The Board of Directors may authorize the issue of bonds and debentures, in bearer or other form, in any denomination or denominations and payable in any currency or currencies. The Board of Directors shall fix the rate of interests, conditions of issue and payment and all other terms and conditions thereof. The bonds must be signed by two Directors, both of which signatures may be affixed by facsimile or by means of a stamp.
Art. 10. The Company is administered by a Board of Directors composed of at least three members appointed by the General Meeting for a term to expire at the latest after the next Annual General Meeting.
     In the event of a Director’s post becoming vacant, the remaining Directors have the right to appoint a temporary replacement. In such event the next General Meeting will be asked to confirm this appointment.
     Retiring Directors are eligible for reelection.
Art. 11. The Board of Directors will elect a Chairman from among its members. If the Chairman is unable to be present, his place will be taken by one or the Directors present at the meeting.
     The Board of Directors may elect a Secretary of the Company, and, as it shall see fit, an appropriate number of Assistant-Secretaries. Neither the Secretary nor the Assistant Secretary need be members of the Board of Directors.
Art. 12. Meetings of the Board of Directors are convened by the Chairman or two members of the Board.
     The meetings are held at the place, the day and the hour specified in the convocations.
     The Board of Directors may only proceed to business if a majority of its members are present or represented.
     Directors, unable to be present, may delegate by letter another member of the Board to represent them and to vote in their name. Directors, unable to be present, may also cast their votes by letter or by telegram.
     Decisions of the Board are taken by an absolute majority of the votes cast.
     Where the number of votes cast for and against a resolution are equal, the Chairman has a deciding vote.
     A director, having a personal interest in a matter submitted for approval of the Board, shall be obliged to inform the Board thereof and to have his declaration recorded in the minutes of the meeting. He may not take part in the relevant proceedings of the Board.
     At the next General Meeting of shareholders, before votes are taken on any other matter, the shareholders shall be informed of the case in which a Director has a personal interest. In the event of a member of the Board of Director having to abstain due to a conflict or interest, resolutions passed by the majority of the other members of the Board present or represented at such meeting and voting will be deemed valid.
     Resolutions signed by ail the Directors shall be as valid and effectual as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution.
Art. 13. The decisions of the Board of Directors will be recorded in minutes to be inserted in a special register and signed by the Chairman.
     Copies or extracts are signed by the Chairman or any two members of the Board.
Art. 14. The Board of Directors is invested with the broadest powers to perform all acts of administration and disposition in the Company’s interest. All powers not expressly reserved by law or by the present charter to the General Meeting, fall within the competence of the Board of Directors.
Art. 15. The Board of Directors may with the prior approval of the General Meeting of Shareholders entrust day-to-day management of the Company’s business to one of its members appointed Managing Director. The Board may further delegate powers to Managers or other officers. It may appoint proxies for definite powers, and revoke such appointments at any time.
Art. 16. All acts binding the Company and all powers and mandates must be signed by any two directors or by the Managing Director, or by any person or persons to whom signatory authority has been delegated by the Board.
     The persons so signing will not have to justify to third parties the powers under which they are acting or the absence of any special authorization. Any litigation whether as plaintiff or as defendant shall be conducted by the Board of Directors in the Company’s name. All writs or judicial acts are validly issued in the name of the Company alone.
Art. 17. The Corporation shall indemnify its directors and officers against all reasonable expenses incurred by them in defending claims made or suits brought against them as directors or officers and against all liability in such suits, except in such cases as involve gross negligence or willful misconduct in the performance of their duties.
     Such indemnification shall extend to the payment of judgements against the directors and officers and to reimbursement of amounts paid in settlement of such claims or actions, and may apply to judgements in favour of the Corporation or amounts paid in settlement to the Corporation.
     Such indemnification shall also extend to the payment of counsel fees and expenses of officers and directors in suits against them where successfully defended, if the claim or action does not arise from the gross negligence or willful misconduct of such officers or directors.
     Such right of indemnification shall not be exclusive of any right to which any directors or officers may be entitled as a matter of law and shall extend and apply to the estates of the deceased directors or officers.
Art. 18. The audit of the Company’s affairs will be entrusted to one or more Auditors, to be appointed by the General Meeting for a term of one year. This term shall, however, expire at the latest at the next Annual General Meeting.
Art. 19. The General Meeting properly constituted represents the whole body of shareholders. Its decisions are binding on shareholders who are absent, opposed or abstaining from voting.
     The General Meeting has the broadest powers to do or ratify all acts which concern the Company.
Art. 20. The Annual General Meeting will be held in the municipality, of the registered office at 3.p.m. on the first Monday in June.
     Should Chat day be a Public holiday, the meeting will be postponed to the next full working day at the same hour. General Meetings will be held at the place to be indicated in the convening notice.
Art. 21. The Annual General Meeting will hear the statement of the Board of Directors and the Auditor, vote on the approval of the report and accounts and on the distribution of the profit, proceed to make all nominations required by the Statutes act on the discharge of Directors and Auditors, and take such further action on other matters that may properly come before it.
     Each share entitles the holder to one vote subject to the limitations laid down by law.
     Each shareholder is entitled to vote in person or by proxy who need not be a shareholder.
Art. 22. The Board of Directors shall be responsable for calling both Ordinary and Extraordinary General Meetings.
     It shall be obliged to call a General Meeting whenever a group of shareholders representing at least one fifth of the subscribed capital requests it in writing, indicating the agenda.
     All notices calling General Meetings must contain the agenda for such meetings.
     If the entire subscribed capital is represented, the proceedings of the General Meetings will be deemed valid even if no notice has been issued beforehand.
     The Board of Directors may determine the forte of proxies to be used and require them to be deposited at a time and place which it shall fix.

Art. 23. The General Meeting is presided over by the Chairman of the Board of Directors, or, in his absence, by the Director who is replacing him.
     The Meetings choose from its number two scrutineers.
     The other members of the Board complete the Committee.
Art. 24. The minutes of the General Meeting are signed by the members of the Committee t tee and by any shareholders who wish to do so.
     However in case where decisions of the General Meeting have to be certified, copies or extracts for use in court or elsewhere must be signed by the Chairman of the Board of Directors or any two Directors.
Art. 25. The Company’s financial year runs from the first of January to the thirty-first of December each year.
Art. 26. Each year, as of the thirty-first of December, the Board of Directors will draw up the Balance Sheet which will contain a record of the property of the Company together with its debts and liabilities.
     At the same time, the accounts will be closed and the Board of Directors will prepare a Profit and Loss Account for the last trading year.
     At least one month prior to the Annual General Meeting, the Board of Directors will submit the Company’s Balance Sheet and Profit and Loss Account together with its report and such other documents as may be required by law to the Auditor who will thereupon draw up his report.
     Two weeks before the Annual General Meeting the Balance Sheet and the Profit and Loss Account, Directors Report, Auditors Report and such other documents as may be required by law shall be deposited at the Head Office of the Company where they will be available for inspection by the shareholders during regular business hours.
Art. 27. The credit balance and the Profit and Loss Account, after deduction of the general expenses, taxes, social charges, write-offs and provisions for past and future contingencies as determined by the Board of Directors, represents the net profit.
     Every year five per cent of the net profit will be set aside in order to build up the statutory reserve.
     This deduction ceases to be obligatory when the statutory reserve amounts to one tenth of the authorized and issued capital.
     The remaining balance of the net profit shall be at the disposal of the General Meeting.
     Dividends when payable will be distributed at the time and place fixed by the Board of Directors.

     Interim dividends may be distributed by observing the terms and conditions for seen by law.
Art. 28. In the event of the dissolution of the Company at any time or for any reason, the liquidation will be carried out by the liquidators appointed by the General Meeting; if no liquidators are so appointed, liquidation will be carried out by the Board of Directors.
     The surplus after liquidation will then be used to repay the share capital.
     The final surplus will be distributed between all the shareholders in accordance with their holdings.
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Suit le texte en langue francaise des statuts coordonnés précités
Art. 1. Par la présente, il est formé une société anonyme sous la dénomination suivante :
« Novelis Luxembourg S.A. ».
Art. 2. Le siège social de la société sera établi à Dudelange, dans le Grand-Duché de Luxembourg. Il pourra être transféré dans toute autre localité du pays par décision du Conseil d’Administration. Le Conseil d’Administration aura le droit des bureaux, centres administratifs, agences et succursales partout, selon qu’il appartiendra, aussi bien dans le Grand-Duché qu’à l’étranger.
     Pour le cas où des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité au siège social ou la communication de ce siège avec l’étranger se produiront ou seront imminents, le siège social pourra être transféré provisoirement à l’étranger, jusqu’au moment où les circonstances seront redevenues complètement normales.
     Un tel transfert ne changera rien à la nationalité de la société qui restera luxembourgeoise. La décision relative au transfert provisoire du siège social sera portée a la connaissance des tiers par l’organe de la société qui, suivant les circonstances est le mieux placé pour y procéder.
     L’assemblée générale des actionnaires décidera en dernier lieu, même à posteriori, si les événements relatés ci-dessus ont constitué en cas de force majeure.
Art. 3. La société a pour objet l’achat, la production, le marketing, la vente et/ou le commerce de produits en aluminium, de produits complémentaires, matières premières, technologie, know-how et équipements ayant un rapport avec ce qui précède.
     La société peut prendre toute participation dans des entreprises commerciales ou industrielles. Elle peut acquérir et exploiter tout brevet, licence, marque ou secrets techniques ou industriels. D’une façon générale elle peut faire toute opération qui est en rapport direct ou indirect avec son objet social ou utile à son accomplissement.

Art. 4. La société est constituée pour une durée illimitée.
Art. 5. Le capital social est fixé à 82.085.198,35 EUR (quatre vingt deux millions quatre vingt cinq mille cent quatre vingt dix-huit euros trente cinq cent) représenté par 66.026 (soixante six mille vingt six) actions, sans désignation de valeur.
Art. 6. Les actions sont toutes nominatives.
     I1 est tenu au siège social un registre des actions dont tout actionnaire pourra prendre connaissance et qui contiendra les indications prévues à l’article trente-neuf de la loi concernant les sociétés commerciales.
     La propriété des actions s’établit par une inscription sur ledit registre.
     Des certificats constatant ces inscriptions serons délivrés d’un registre à souches et signés par deux administrateurs.
Art. 7. . La société ne reconnaît qu’un propriétaire par action. S’il y a plusieurs propriétaires par action la société aura le droit de suspendre l’exercice de tous les droits y attachés jusqu’à ce qu’une seule personne ait été désignée comme étant à son égard propriétaire. I1 en sera de même dans 1e cas d’un conflit opposant un usufruitier et un nu-propriétaire, ou un débiteur et un créancier gagiste.
Art. 8. Le capital social peut être augmentê en une ou plusieurs fois par suite d’une décision de 1’Assemblée Générale des actionnaires.
     Le Conseil d’Administration courra être chargé de l’exécution d’une pareille décision.
Art. 9. Le Conseil d’Administration peut autoriser l’émission d’emprunts obligataires sous formes d’obligations au porteur ou autre, sous quelque dénomination que ce soit et payable en quelque monnaie que ce soit.
     Le Conseil d’Administration fixera le taux d’intérêt, les conditions d’émission et de remboursement et toutes autres conditions y ayant trait.
     Les obligations doivent être signées par deux administrateurs; ces signatures peuvent être apposées par fascimile ou à l’aide d’une griffe.
Art. 10. La société est administrée par un Conseil d’Administration composé d’au moins trois membres nommés par 1’assemblée générale pour un terme expirant au plus tard après 1a prochaine assemblée générale annuelle.
     En cas de vacance d’un poste d’administrateur, les administrateurs restants ont le droit de nommer un remplçant temporaire; dans ce cas la prochaine assemblée générale sera invitée à ratifier cette nomination.
     Les administrateurs sortants peuvent être réélus.

Art. 11. Le Conseil d’Administration élit parmi les administrateurs un Président. En cas d’absence du Président, les réunions du Conseil sont présidées par un administrateur présent.
     Le Conseil d’Administration élira un secrétaire de société et suivant qu’il appartiendra un nombre approprié de secrétaires adjoints. Ni le secrétaire, ni les secrétaires adjoints n’ont besoin d’appartenir au Conseil d’Administration.
Art. 12. Le Conseil d’Administration se réunit sur la convocation du Président du Conseil ou de deux de ses membres.
     Les assemblées se tiennent au lieu et à la date indiqués dans la convocation.
     Le Conseil d’Administration peut uniquement entamer l’ordre du jour si la majorité de ses membres sont présents ou bien représentés.
     Tout administrateur empêché peut donner par écrit délégation à un autre membre du Conseil pour le représenter et pour voter en ses lieu et place.
     Les administrateurs empêchés peuvent également émettre leur vote par lettre ou par télégramme.
     Les résolutions du Conseil seront prises à la majorité absolue des votants. En cas de partage, la voix de celui qui préside la réunion sera décisive.
     Un administrateur ayant un intérêt personnel dans une affaire soumise à l’approbation du conseil, sera obligé d’en informer le Conseil et de se faire donner acte de cette déclaration dans le procès-verbal de la réunion. II ne peut pas prendre part aux opérations afférentes du Conseil. Lors de la prochaine assemblée générale des actionnaires, avant de procéder au vote de toute autre question, les actionnaires seront informés des matières où un administrateur a un intérêt personnel.
     Au cas où un membre du Conseil d’administration a dû s’abstenir pour conflit d’intérêts, les résolutions prises à la majorité des autres membres du Conseil présents ou représentés à la réunion et qui votent seront tenues pour valables.
     Les résolutions signées de tous les administrateurs seront aussi valables et efficaces que si elles avaient été prises lors d’une réunion dûment convoquée et tenue. De telles signatures peuvent apparaître sur un document unique ou sur des copies multiples d’une résolution identique.
Art. 13. Les décisions du Conseil d’Administration seront constatées par des procès-verbaux qui seront insérés dans un registre spécial et signés par le président.
     Les copies ou extraits de ces minutes doivent être signés par le Président du Conseil d’Administration ou par deux administrateurs.

Art. 14. Le Conseil d’Administration est investi des pouvoirs les plus étendus pour accomplir tous actes de disposition et d’administration dans l’intérêt de la société.
     Tous les pouvoirs qui ne sont pas expressément réservés par la loi ou par les statuts de la société à l’assemblée générale seront de la compétence du Conseil d’Administration.
Art. 15. Le Conseil d’Administration peut de l’assentiment préalable de l’assemblée générale des actionnaires, déléguer la gestion journalière de la société à un de ses membres qui portera le titre d’administrateur-délégué. En outre il peut déléguer des pouvoirs à des directeurs et fondés de pouvoirs.
     Il peut désigner des mandataires avant des pouvoirs définis, et les révoquer en tout temps.
Art. 16. Tous les actes qui engagent la société, tous les pouvoirs et toutes les procurations doivent, pour sortir leurs effets, être signés par deux administrateurs ou par l’administrateur-délégué ou par toute personne ou personnes à qui des pouvoirs de signature auront été délégués par le Conseil d’Administration.
     Les personnes signataires n’auront pas à justifier à l’égard des tiers des pouvoirs en vertu desquels ils agissent ni de l’absence d’autorisation spéciale. Tout procès, tant en demandant qu’en défendant sera poursuivi par le Conseil d’administration au nom de la société. Tous les écrits ou actes judiciaires sont valablement émis au nom de la société seule.
Art. 17. La société indemnisera ses administrateurs, directeurs et fondés de pouvoir de toutes les dépenses raisonnables qui leur sont occasionnées car toutes actions ou procès intentés contre eux en leur qualité d’administrateur, de directeur ou de fondé de pourvoir ainsi que de toutes les obligations résultant de ces actions en justice, sauf le cas ou ils ont fait preuve de négligence grave ou de mauvaise administration intentionnelle dans l’exécution de leurs obligations.
     Une telle indemnisation s’étendra au paiement des, jugements qui condamncnt les administrateurs, directeurs et fondés de pouvoir et au remboursement des sommes payées en cas d’arrangement extrajudiciaire et pourra s’appliquer aux jugements en faveur de la société ou de sommes payées à la société suite à ces arrangements.
     Une telle indemnisation s’étendra également au paiemenl des frais des avocats et des depenses des fondés de pouvoir, administrateurs et directeurs dans les procès ou il se defendent avec succes, si la demande ou l’action en justice n’a pas pour origine une negligence grave ou une mauyaise administration intentionnelle de ces fondés de pouvoir, administrateurs ou directeurs.

     Un tel droit à indemnisation n’est pas exclusif d’autres droits auxquels les administrateurs directeurs ou fondés de pouvoir peuvent prétendre en vertu de la loi et il s’étendra aux successions des administrateurs, directeurs ou fondés de pouvoir décédés.
Art. 18. La surveillance des opérations de la société sera confiée à un ou plusieurs commissaires élus par l’assemblée générale des actionnaires pour un terme d’un an.
     Le mandat des commissaires expirera toutefois au plus tard lors de la prochaine assemblée générale annuelle.
Art. 19. L’assemblée générale légalement constituée, représente l’ensemble des actionnaires. Ses décisions engagent les actionnaires absents, opposés ou qui se sont abstenus au vote.
     L’assemblée générale a les plus larges couvoirs cour accomplir ou ratifier tous actes concernant la société.
Art. 20. L’assemblée générale annuelle se tiendra dans la commune du siège à trois heures de l’aprés-midi, le premier lundi du mois de juin. Si ce jour est un jour férié, l’assemblée sera reportée au premier jour ouvrable suivant, à la même heure. Les assemblée genérales se tiendront au lieu indiqué dans la convocation.
Art. 21. L’assemblée générale entendra le rapport du Conseil d’Administration et du commissaire, votera sur l’approbation des rapports et des comptes et sur la distribution des profits, procédera aux nominations requises par les statuts, donnera décharge aux administrateurs et aux commissaires et traitera des autres questions qui pourront lui être dévolues.
Toute action donne droit à une voix, sous réserve des limitations prévues par la loi.
     Tout actionnaire pourra voter en personne ou par mandataire qui ne sera pas nécessairement actionnaire.
Art. 22. Le Conseil d’Administration sera responsable de la convocation des assemblées ordinaires ou extraordinaires.
     II sera obligé de convoquer une assemblée générale chaque fois qu’un groupe d’actionnaires représentant au moins un cinquième du capital souscrit, le demandera par écrit, en indiquant l’ordre du jour.
     Tout avis contenant convocation à l’assemblée générale doit contenir l’ordre du jour de l’assemblée générale.
     Si le capital social entièrement souscrit est représentée, les délibérations de l’assemblée générale seront considérées comme valables même si aucun avis de convocation n’a été envoyé.

     Le Conseil d’Administration peut déterminer la forme des mandats â employer et exiger qu’ils seront déposés dans le temps et à la place qu’il indiquera.
Art. 23. Le président du Conseil d’Administration, ou en son absence, l’administrateur qui le remplace, préside les assemblées générales.
     L’assemblée choisira parmi ses membres deux scrutateurs.
     Les autres membres du Conseil d’Administration complétent le comité.
Art. 24. Les procès-verbaux de l’assemblée générale seront signés par les membres du Comité et par tout actionnaire qui le demande.
     Toutefois, au cas où les délibérations de l’assemblée doivent être certifiées conformes, les copies et les extraits qui en seront délivrés pour être produits en justice ou ailleurs doivent être signés par le Président du Conseil d’administration ou par un des deux administrateurs.
Art. 25. L’année sociale commence le premier Janvier et se termine le trente et un décembre de chaque année.
Art. 26. Chaque année, au trente et un décembre, le Conseil d’Administration établit le bilan qui contiendra l’inventaire des avoirs de la société et de toutes les dettes actives et passives.
     A la même époque, les comptes seront clos et le conseil d’Administration préparera un compte des profits et pertes de l’année sociale écoulée. Au plus tard, un mois avant l’assemblée générale annuelle, l’administration soumettra le bilan de la société et le compte des pertes et profits en même temps que son rapport, ainsi que tout autre document qui pourra être requis par la loi, au Commissaire qui sur ce, établira son rapport.
     Deux semaines avant l’assemblée générale annuelle, le bilan, le compte des profits et pertes, le rapport du Conseil d’Administration,. le rapport du Commissaire ainsi que tous autres documents qui pourront être requis par la loi, seront déposés au siège social de la société ou les actionnaires pourront en prendre connaissance durant les heures du bureau normales.
Art. 27. L’excédent créditeur du compte des pertes et profits aprés déduction des frais généraux, impôts, charges sociales, amortissements et provisions pour engagements passés ou futurs, déterminés par le Conseil d’Administration, constituera le benefice net de la société.
     Chaque annee cinq pour cent du bénéfice net seront affectés à la réserve legale. Cette affectation cessera d’être obligatoire lorsque la réserve légale aura atteint un dixieme du capital autorisé et émis.

     Le solde restant des bénéfices nets sera à la disposition de l’assemblée générale. Les dividendes, s’il y a lieu à leur distribution, seront distribués à l’époque et au lieu fixés par le Conseil d’Administration.
     Des acomptes sur dividendes pourront être versés en conformité avec les conditions prévues par la loi.
Art. 28. Dans le cas de la dissolution de la société, pour quelque raison ou à quelque moment que ce soit, la liquidation sera faite par des liquidateurs nommés par l’assemblée générale, ou si ces liquidateurs n’étaient pas désignés de cette façon, par le Conseil d’Administration.
The balance after liquidation shall be used for redemption of the capital stock.
The final balance shall then be distributed equally among all the shares.
A CERTIFIED TRUE COPY OF THE CONSOLIDATED AND UPDATED BYLAWS
dated November 16, 2005
Luxembourg City, January 18, 2006
[inked seal:]
Joseph Elvinger, notary
Luxembourg City